EXHIBIT 4.1

RenaissanceRe Holdings, Ltd.
Renaissance Other Investments Holdings II Ltd.
Renaissance House
8-12 East Broadway
Pembroke HM 19
Bermuda

October 23, 2008

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda

ASSIGNMENT
AND
ASSUMPTION AGREEMENT

Ladies and Gentlemen:

Reference is made to the Transfer Restrictions, Registration Rights and Standstill Agreement dated November 1, 2002 as amended by Amendment No. 1 dated December 5, 2005 (as so amended, the “Agreement”) between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and RenaissanceRe Holdings, Ltd., a Bermuda company (“Purchaser”).  All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Purchaser proposes to assign the RenRe Option and the Agreement to its wholly owned subsidiary Renaissance Other Investments Holdings II Ltd., a Bermuda Company (“Holdings”).  In consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(i)           Pursuant to Section 9 of the Agreement, the Company hereby consents to the assignment of the Agreement by Purchaser to Holdings.

(ii)           Purchaser hereby assigns, and Holdings hereby assumes, the rights and obligations of Purchaser under the Agreement, provided, however, that, in accordance with Section 9 of the Agreement, such assignment and assumption shall not relieve Purchaser of its obligations under the Agreement.

(iii)           References to “Purchaser” in the Agreement shall hereinafter be deemed to refer to both Purchaser and Holdings.  For the avoidance of doubt, the assignment by Purchaser to Holdings of the RenRe Option and the Agreement shall not result in the termination of the Agreement, and the Agreement shall terminate pursuant to Section 13(b) thereof if neither Purchaser nor Holdings owns the RenRe Option or any RenRe Option Shares.

Subject to the foregoing, the Agreement shall continue in full force and effect pursuant to its terms.

If you are in agreement with the foregoing, please sign the accompanying copy of this letter and return it to Purchaser and Holdings, whereupon this letter shall be a binding agreement among Purchaser, Holdings and the Company.

                            Very truly yours,

                            RENAISSANCERE HOLDINGS, LTD.

                                                            By: /s/ Fred R. Donner
                                                            Name: Fred R. Donner
                                                            Title: Executive Vice President, Treasurer and Chief Financial Officer

                                                            RENAISSANCE OTHER INVESTMENTS HOLDINGS II, LTD.

                                                            By: /s/ Mark A. Wilcox
                                                            Name: Mark A. Wilcox
                                                            Title: Senior Vice President, Chief Accounting Officer and Corporate Controller

Accepted and agreed as of the
date first written above:

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By: /s/ Michael E. Lombardozzi
Name: Michael E. Lombardozzi
Title: Executive Vice President, General Counsel and Chief Administrative Officer